NOTE: Restricted stock unit awards made to members of the Management Committee (“Participants”) of U.S. Bancorp (the “Company”) after      , 2008 will have the terms and conditions set forth in each Participant’s award summary (the “Award Summary”), which can be accessed on the Citigroup/Smith Barney Benefit Access Website at www.benefitaccess.com. The Award Summary may be viewed at any time on this Website, and the Award Summary may also be printed out. In addition to the individual terms and conditions set forth in the Award Summary, each restricted stock unit award will have the terms and conditions set forth in the form of Restricted Stock Unit Award Agreement below. As a condition of each restricted stock unit award, Participant accepts the terms and conditions of the Award Summary and the Restricted Stock Unit Award Agreement.

U.S. BANCORP
RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT (“Agreement”) sets forth the terms and conditions of a restricted stock unit award representing the right to receive shares of Common Stock (the “Common Stock”), par value $0.01 per share, of the Company granted by the Company pursuant to its 2007 Stock Incentive Plan (the “Plan”). Capitalized terms that are not defined in this Agreement shall have the meaning ascribed to such terms in the Plan.

The Company and Participant agree as follows:

1. Award

Subject to the terms and conditions of this Agreement and the Award Summary which is incorporated herein by reference, the Company grants to Participant a restricted stock unit award of the number of restricted stock units (the “Restricted Stock Units”) set forth in Participant’s Award Summary. Each Restricted Stock Unit represents the right to receive one share of Common Stock, subject to the vesting requirements and distribution provisions of this Agreement and the terms of the Plan. The shares of Common Stock distributable to Participant with respect to Restricted Stock Units hereunder are referred to as the “Shares.” The date of grant of such award (the “Grant Date”)also is set forth in Participant’s Award Summary.

2. Vesting; Forfeiture

(a)	Subject to the terms and conditions of this Agreement, the Restricted Stock Units shall vest on the date or dates set forth in the Participant’s Award Summary (“Vesting Date”) if the Participant remains continuously employed by the Company or an Affiliate of the Company until the respective Vesting Dates.

(b)	Notwithstanding the vesting provision contained in Section 2(a) above, but subject to the other terms and conditions of this Agreement, if Participant has been continuously employed by the Company or any Affiliate of the Company until the date of a Qualifying Termination (as defined below), immediately upon such Qualifying Termination, Participant shall be vested in all of the Restricted Stock Units granted in this Agreement. For purposes of this Section 2(b), the following terms shall have the following definitions:

(i)	“Announcement Date” shall mean the date of the public announcement of the transaction, event or course of action that results in a Change in Control.

(ii)	“Cause” shall mean (A) the continued failure by Participant to substantially perform Participant’s duties with the Company or any Affiliate (other than any such failure resulting from Participant’s Disability (as defined in Section 4(b))), after a demand for substantial performance is delivered to Participant that specifically identifies the manner in which the Company believes that Participant has not substantially performed Participant’s duties, and Participant has failed to resume substantial performance of Participant’s duties on a continuous basis, (B) gross and willful misconduct during the course of employment (regardless of whether the misconduct occurs on the Company’s premises), including, without limitation, theft, assault, battery, malicious destruction of property, arson, sabotage, embezzlement, harassment, acts or omissions which violate the Company’s rules or policies (such as breaches of confidentiality), or other conduct which demonstrates a willful or reckless disregard of the interests of the Company or its Affiliates or (C) Participant’s conviction of a crime (including, without limitation, a misdemeanor offense) which impairs Participant’s ability substantially to perform Participant’s duties with the Company.

(iii)	Change in Control” shall mean any of the following occurring after the date of this Agreement:

(A)	The acquisition by any Person (as defined in Section 2(b)(vi)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (1) the then outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (A), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by a subsidiary of the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or a subsidiary of the Company (a “Company Entity”) or (iv) any acquisition by any corporation pursuant to a transaction which complies with clause (i), (ii) or (iii) of this clause (A); or

(B)	Individuals who, as of the Grant Date, constitute the Company’s Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors (except as a result of the death, retirement or disability of one or more members of the Incumbent Board); provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, (1) any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board, (2) any director designated by or on behalf of a Person who has entered into an agreement with the Company (or which is contemplating entering into an agreement) to effect a Business Combination (as defined in Section 2(b)(iv)(C)) with one or more entities that are not Company Entities or (3) any director who serves in connection with the act of the Board of Directors of increasing the number of directors and filling vacancies in connection with, or in contemplation of, any such Business Combination; or

(C)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any Company Entity or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(D)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(iv)	“Notice of Termination” shall mean a written notice which sets forth the date of termination of Participant’s employment.

(v)	“Person” shall be defined as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(vi)	“Qualifying Termination” shall mean a termination of Participant’s employment with the Company or its Affiliates by the Company for any reason other than Cause within 12 months following a Change in Control; provided, however, that any such termination shall not be a Qualifying Termination if Participant has been notified in writing more than 30 days prior to the Announcement Date that Participant’s employment with the Company is not expected to continue for more than 12 months following the date of such notification; provided that such exclusion from Qualifying Termination shall only apply if Participant’s employment with the Company is terminated within such 12 month period; and provided, further, that any such termination shall not be a Qualifying Termination if Participant has announced in writing, prior to the date the Company provides Notice of Termination to Participant, the intention to terminate employment, subject to the condition that any such termination by the Company prior to Participant’s stated termination date shall be deemed to be termination by Participant on such stated date unless termination by the Company is for Participant’s gross and willful misconduct.

(c)	If Participant ceases to be an employee of the Company or any Affiliate prior to vesting of the Restricted Stock Units pursuant to Section 2(a) or Section 2(b), all of Participant’s unvested Restricted Stock Units shall be immediately and irrevocably forfeited, except that

(i)	if Participant ceases to be an employee by reason of Disability or Retirement (as defined below) the Restricted Stock Units shall not be forfeited, but shall continue to vest pursuant to Section 2(a) and Section 2(b) as though such termination of employment had never occurred so long as the Participant has at all times since the Grant Date complied with the terms of any confidentiality and non-solicitation agreement between the Company or an Affiliate and the Participant; and

(ii)	if Participant ceases to be an employee by reason of death, or if Participant dies prior to an applicable Vesting Date but after separation from service with the Company or an Affiliate by reason of Disability or Retirement, then Participant or his or her estate, in addition to Restricted Stock Units previously vested under this Agreement, shall become immediately vested, as of the date of death, in all previously unvested Restricted Stock Units.

(d)	If Participant violates the terms of any confidentiality and non-solicitation agreement between the Company or an Affiliate and the Participant, all of Participant’s unvested Restricted Stock Units shall be immediately and irrevocably forfeited.

(e)	Upon forfeiture, Participant shall have no rights relating to the forfeited Restricted Stock Units (including, without limitation, any rights to receive a distribution of Shares with respect to the Restricted Stock Units and the right to receive dividend equivalents).

(f)	For purposes of this Agreement, (i) “Retirement” means termination of employment (other than for gross and willful misconduct) by a person who is age 59 1/2 or older and has 10 or more years of employment with the Company and its Affiliates, and (ii) “Disability” means leaving active employment and qualifying for and receiving disability benefits under the Company’s long-term disability programs as in effect from time to time.

3. Restriction on Transfer

Except for transfers by will or the applicable laws of descent and distribution, the Restricted Stock Units cannot be sold, assigned, transferred, gifted, pledged, or in any manner encumbered, alienated, attached or disposed of, and any purported sale, assignment, transfer, gift, pledge, alienation, attachment or encumbrance shall be void and unenforceable against the Company. No such attempt to transfer the Restricted Stock Units, whether voluntary or involuntary, by operation of law or otherwise, shall vest the purported transferee with any interest or right in or with respect to the Restricted Stock Units or the Shares issuable with respect to the Restricted Stock Units.

4. Distribution of Shares with Respect to Restricted Stock Units

Subject to the restrictions in this Section 4, following vesting of Restricted Stock Units and following payment of any applicable withholding taxes pursuant to Section 8 of this Agreement, the Company shall cause to be issued and delivered to Participant a certificate or certificates evidencing Shares registered in the name of Participant or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, as follows:

(a)	Vesting Date Distributions. As soon as administratively feasible following each Vesting Date (but in no event later than 60 days following such Vesting Date), all Shares issuable pursuant to Restricted Stock Units that become vested as of such Vesting Date (and with respect to which Shares have not been distributed previously pursuant to Sections 4(b) or 4(c) below) shall be distributed to Participant (or in the event of Participant’s death, to the representatives of Participant or to any Person to whom the Restricted Stock Units have been transferred by will or the applicable laws of descent and distribution).

(b)	Qualifying Termination Distributions. As soon as administratively feasible following a Separation From Service (as defined in U.S. Treasury Regulations 1.409A-1(h)(1)) in connection with a Qualifying Termination (but in no event later than 60 days following such Separation from Service), all Shares issuable pursuant to Restricted Stock Units that become vested as a result of such Qualifying Termination (and with respect to which Shares have not been distributed previously pursuant to sections 4(a) or 4(c)) shall be distributed to Participant. Notwithstanding the foregoing, any Shares issuable to a Specified Employee as a result of a Separation From Service in connection with a Qualifying Termination will not be delivered to such Specified Employee until the date that is six months and one day after the date of the Separation From Service. Specified Employee is defined as a Participant who is a specified employee for purposes of section 1.409A-1(i) of the U.S. Treasury Regulations as defined in the separate document entitled “U.S. Bank Specified Employee Determination.”

(c)	Distributions upon Death. As soon as administratively feasible following the death of Participant (but in no event later than 60 days following such death) all Shares issuable pursuant to Restricted Stock Units that become vested pursuant to Section 2(c)(ii) hereof (and with respect to which Shares have not been distributed previously) shall be distributed to Participant.

5. Securities Law Compliance

The delivery of all or any of the Shares in accordance with this Award shall be effective only at such time that the issuance of such Shares will not violate any state or federal securities or other laws. The Company is under no obligation to effect any registration of the Shares under the Securities Act of 1933 or to effect any state registration or qualification of the Shares. The Company may, in its sole discretion, delay the delivery of the Shares or place restrictive legends on such Shares in order to ensure that the issuance of any Shares will be in compliance with federal or state securities laws and the rules of the New York Stock Exchange or any other exchange upon which the Company’s Common Stock is traded.

6. Rights as Shareholder; Dividend Equivalents

Prior to the Restricted Stock Units vesting and Participant receiving Shares underlying the Restricted Stock Units pursuant to Section 4 above, Participant shall not have ownership or rights of ownership of any Shares underlying the Restricted Stock Units awarded hereunder. Notwithstanding the foregoing, participant shall be entitled to receive dividend equivalents on the Restricted Stock Units awarded, whether vested or unvested, when and if dividends are declared by the Board on the Common Stock, in an amount of cash per share equal to and on the same payment dates as dividends paid to other common stockholders of the Company. Dividend equivalents paid before delivery of the Shares underlying the Restricted Stock Units will be treated as compensation income for tax purposes and will be subject to income and payroll tax withholding by the Company.

7. Distributions and Adjustments

In accordance with Section 4(c) of the Plan, the Award shall be subject to adjustment in the event that any distribution, recapitalization, reorganization, merger or other event covered by Section 4(c) of the Plan shall occur.

8. Income Tax Withholding

In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant. Participant may satisfy any applicable tax withholding obligations arising from the receipt of Shares, or lapse of restrictions relating to the Restricted Stock Units, by check payable to the Company. In addition, Participant may, at Participant’s election, satisfy any such obligations that arise at the time of delivery of Shares by electing to have the Company withhold a portion of the Shares otherwise to be delivered with a Fair Market Value (as such term is defined in the Plan) equal to the amount of such taxes. The election must be made on or before the date that the amount of tax to be withheld is determined.

9. Miscellaneous

(a)	This Agreement is issued pursuant to the Plan and is subject to its terms. The Plan is available for inspection during business hours at the principal office of the Company. In addition, the Plan may be viewed on the U.S. Bancorp Intranet Website in the Human Resources, Compensation section of such website.

(b)	This Agreement shall not confer on Participant any right with respect to continuance of employment with the Company or any Affiliate, nor will it interfere in any way with the right of the Company or any Affiliate to terminate such employment at any time.

(c)	Participant acknowledges that the grant, vesting or any payment with respect to this Award, and the sale or other taxable disposition of the Shares issued with respect to the Restricted Stock Units hereunder may have tax consequences pursuant to the Code or under local, state or international tax laws. Participant acknowledges that Participant is relying solely and exclusively on Participant’s own professional tax and investment advisors with respect to any and all such matters (and is not relying, in any manner, on the Company or any of its employees or representatives). Participant understands and agrees that any and all tax consequences resulting from the Award and its grant, vesting or any payment with respect thereto, and the sale or other taxable disposition of the Shares acquired pursuant to the Award, is solely and exclusively the responsibility of Participant without any expectation or understanding that the Company or any of its employees or representatives will pay or reimburse Participant for such taxes or other items.

(d)	It is intended that the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder and the provisions of this Agreement shall be construed and administered accordingly.

10. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.